UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2016

Signal Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Signal Genetics, Inc. 5740 Fleet Street Carlsbad, California		92008
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (760) 537-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 25, 2016, Signal Genetics, Inc. (the “Company”) received notification from the Listing Qualifications Department (the “Staff”) of the NASDAQ Stock Market notifying the Company that it has an additional 180 calendar days, or until November 21, 2016, to regain compliance for continued inclusion on the NASDAQ Capital Market. The extension is based on the Company's meeting the continued listing requirement for market value of publicly-traded shares and all other requirements for initial listing on NASDAQ Capital Markets, with the exception of the bid price which closed for the last 30 consecutive business days below the minimum $1.00 per share requirement pursuant to NASDAQ Listing Rule 5550(a)(2). If at any time during this additional time period the closing bid price of the Company’s security is at least $1.00 per share for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written confirmation to the Company that it complies with the Rule.

If the Company chooses to implement a reverse stock split in order to regain compliance, the Company must complete the split no later than ten business days prior to November 21, 2016 in order to timely regain compliance. If the Company does not regain compliance with the Rule by November 21, 2016, the Staff will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNAL GENETICS, INC.

	By:	/s/ Tamara A. Seymour
	Name:	Tamara A. Seymour
	Title:	Chief Financial Officer

Date: May 26, 2016